Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-69951, 333-90635, 333-39460, 333-64542, 333-108640, 333-227215, 333-239306, and 333-268989) on Form S-8 of The Hackett Group, Inc. of our reports dated March 3, 2023, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of The Hackett Group, Inc., appearing in this Annual Report on Form 10-K of The Hackett Group, Inc for the year ended December 30, 2022.

/s/ RSM US LLP

Miami, Florida

March 3, 2023